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                             SUPPLEMENTAL AGREEMENT


         This Supplemental Agreement is made as of December 15, 2000 among Seagull Merger Corporation, a Massachusetts corporation ("Seagull"), Genzyme Corporation, a Massachusetts corporation ("Genzyme"), and UBS Warburg LLC ("Warburg"), a Delaware limited liability company.

                                    RECITALS

         A. Biomatrix, Inc. ("Biomatrix") has issued a 6.9% Convertible Subordinated Note due May 14, 2003 (the "Convertible Note") in favor of Warburg.

         B. Biomatrix has executed an Agreement and Plan of Merger dated as of March 6, 2000 (as amended, the "Merger Agreement") with Genzyme and Seagull pursuant to which Biomatrix will merge with and into Seagull, and Seagull shall continue as the surviving entity (the "Merger").

         C. In connection with the Merger, and in accordance with the terms of the Convertible Note, Seagull has agreed to assume the obligations under the Convertible Note.

                                    AGREEMENT

1.       ASSUMPTION OF CONVERTIBLE NOTE.

         As provided in Section 5 of the Convertible Note, effective as of the effective time of the Merger, Seagull, as the entity surviving the Merger, hereby assumes the due and punctual payment of the principal of (and premium, if any) and interest on the Convertible Note and the performance or observance of every covenant of the Convertible Note on the part of the Company (as defined in the Convertible Note) to be performed or observed, except as follows:

         (a) In Section 1, the words "Company Stock" shall be deleted and replaced with the words "Common Stock";

         (b) The first paragraph of Section 2(a) of the Convertible Note shall be deleted and replaced in its entirety with the following:

                "2. CONVERSION. (a) The holder of this Security is entitled at any time on or after May 14, 1999 and before the close of business on May 14, 2003 (or, in case this Security or a portion hereof is called for redemption or the holder hereof has exercised his right to require the Company to repurchase this Security or a portion hereof, then in respect of this Security or such portion hereof, as the case may be, until and including, but (unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be) not after, the close of business on the redemption date or the Repurchase Date, as the case may be) to convert this Security (or any portion of the principal amount hereof that is an integral multiple of $1,000), into (1) fully paid and nonassesable shares (calculated as to each conversion to the nearest 1/100 of a share) of

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       Common Stock at the rate of 35.81 shares of Common Stock (the
       "Conversion Rate") for each $1,000 principal amount of Security (or at the current adjusted rate if an adjustment has been made as provided below) and (2) cash at the rate of $525.03 (the "Cash Rate") for each $1,000 principal amount of Security by surrender of this Security, duly endorsed or assigned to the Company or in blank to the Company at the Designated Office, accompanied by written notice to the Company that the holder hereof elects to convert this Security (or if less than the entire principal amount hereof is to be converted, specifying the portion hereof to be converted). Upon surrender of this Security for conversion, the holder will be entitled to receive the interest accruing on the principal amount of this Security then being converted from the interest payment date next preceding the date of such conversion to such date of conversion. No payment or adjustment is to be made on conversion for dividends on the Common Stock issued on conversion hereof. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest, the Company shall pay a cash adjustment, computed on the basis of the Closing Price of the Common Stock on the date of conversion, or, at its option, the Company shall round up to the next higher whole share."

         The Conversion Rate and Cash Rate specified in the replacement paragraph above are based upon the standard consideration that non-electing common stockholders of Biomatrix are entitled to receive in connection with the Merger, as set forth in the Merger Agreement. If the standard consideration is adjusted in connection with the closing of the Merger, then
(1) an appropriate and proportionate adjustment shall be made to the Conversion Rate and Cash Rate and (2) the Conversion Rate and Cash Rate specified in the replacement paragraph above shall mean the Conversion Rate and Cash Rate as so adjusted;

         (c) In Sections 2(b) through (j), 3(b)(5), 3(g), 3(i) and 3(j)(2), each instance of the term "the Company" shall be replaced with "Genzyme Corporation";

         (d) In Section 2(i), the parenthetical clause, "(it being understood that the Company shall not be required to register the Common Stock issuable on conversion hereof under the Securities Act, except pursuant to the Registration Rights Agreement between the Company and the initial holder of this Security)" shall be deleted and replaced in its entirety with the following:

       "(it being understood that the Company shall not be required to register the Common Stock issuable on conversion hereof under the Securities Act, except pursuant to the Supplemental Agreement among the Company, the initial holder of this Security and the other parties thereto)."

         (e) In Section 2(j), the definition of "Common Stock" shall be deleted and replaced in its entirety with the following:

                " "Common Stock" means the Genzyme Biosurgery Division Common Stock, par value $0.01 per share, of Genzyme Corporation together with the associated GBS Stock Purchase Rights. Subject to the provisions of
       Section 2(h), shares issuable on conversion or repurchase of this Security shall include only shares of Genzyme Biosurgery Division Common Stock and the associated GBS Stock Purchase Rights or shares of any class or

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       classes of common stock resulting from any reclassification or reclassifications thereof; PROVIDED, HOWEVER, that if at any time there shall be more than one such resulting class, the shares so issuable on conversion of this Security shall include shares of all such classes, and the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.";

         (f) In Section 2(j), the definition of "Conversion Price" shall be deleted and replaced in its entirety with the following:

                " "Conversion Price" on any day means an amount equal to the quotient determined by dividing (1) the difference obtained by subtracting the Cash Rate from $1,000 by (2) the Conversion Rate in effect on such day.";

         (g)      To add the following subsection after Section 2(j):

                "(k) In case Genzyme Corporation shall redeem or exchange shares of its Common Stock pursuant to the provisions governing redemption or exchange of its Common Stock as set forth in its Amended and Restated Articles of Organization, as amended, the holder of this Security shall have the right thereafter, during the period this Security shall be convertible as specified in Section 2(a), to convert this Security only into the kind and amount of securities, cash and other property receivable upon such redemption or exchange by a holder of the number of shares of Common Stock into which this Security might have been converted immediately prior to such redemption or exchange.";

         (h) In Section 3(j)(2), each instance of the defined term "Common Stock" shall be replaced with "capital stock of the Company";

         (i) Section 4(a)(2) shall be deleted and replaced in its entirety with the following:

                "(2) default by the Company or Genzyme Corporation in the performance of their respective obligations in respect of any conversion of this Security (or any portion hereof) in accordance with
       Section 2; or".

2.       ASSUMPTION OF REGISTRATION RIGHTS AGREEMENT.

         Effective as of the effective time of the Merger, (1) Warburg releases Seagull from any and all obligations under the Registration Rights Agreement dated as of May 14, 1998 by and between Biomatrix and Warburg (the "Registration Rights Agreement"), (2) Warburg agrees not to sell any securities pursuant to the prospectus which forms a part of the Registration Statement on Form S-3 (Registration No. 333-77367) previously filed by Biomatrix and (3), except for the following modifications, Genzyme assumes the obligations and is entitled to the rights under the Registration Rights
Agreement:

         (a) The defined term "the Company" shall mean Genzyme Corporation, except in those instances where the term "the Company" refers to the issuer of or the obligor on the

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Convertible Note, in which instance the term "the Company" shall mean Seagull;

         (b) The defined term "Common Stock" shall mean the Genzyme Biosurgery Division Common Stock, par value $0.01 per share, of Genzyme Corporation;

         (c) The second sentence of Section 2(a) shall be deleted and replaced in its entirety with the following:

       "The Company agrees to use its reasonable best efforts (1) to cause the Shelf Registration to become or be declared effective as soon as practicable following the Company's filing with the SEC of the financial statements, pro forma financial information and exhibits required by Item 7 of Current Report on Form 8-K promulgated under the Securities Exchange Act of 1934, as amended, with respect to the Company's acquisitions of GelTex Pharmaceuticals, Inc. and Biomatrix and (2) to keep such Shelf Registration continuously effective for a period ending on the earliest to occur of (i) the 181st day following conversion of the Convertible Note into shares of Common Stock, (ii) notification to the Company by the Purchaser that it has sold all Shares issuable upon conversion of the Convertible Note so owned by it,
       (iii) such time as the Purchaser may sell all of such shares pursuant to Rule 144(k) (or any successor provision) under the Securities Act or
       (iv) the close of business on May 14, 2003, unless the Purchaser properly converts the Convertible Note into shares of Common Stock on May 14, 2003, in which case this subclause (iv) shall be deemed to refer to the close of business on November 10, 2003.";

         (d) The text of Sections 3(a)(iii), (xii) and (xiv) shall be deleted and replaced in their entirety with the following:

                  "[Removed and Reserved.]";

         (e) Any reference in the Registration Rights Agreement to the parties referred to in Section 3(a)(iii) shall mean the Purchaser and counsel for the Purchaser;

         (f) In Section 7(c), the notice information shall be deleted and replaced in its entirety with the following:

       "If to the Company, to:

       Genzyme Corporation
       One Kendall Square
       Cambridge, Massachusetts 02139

       Attention:  Earl M. Collier, Jr.
       Telephone Number:  (617) 252-7500
       Facsimile Transmission Number:  (617) 252-7600

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       with a copy to:

       Palmer & Dodge LLP
       One Beacon Street
       Boston, Massachusetts 02108

       Attention:  Paul Kinsella
       Telephone Number:  (617) 573-0100
       Facsimile Transmission Number:  (617) 227-4420

       If to UBS Warburg LLC to:

       UBS Warburg LLC
       677 Washington Blvd.
       Stamford, CT 06901

       Attention:  Convertible Trading
       Telephone Number:  (203) 719-8510
       Facsimile Transmission Number:  (203) 719-8499

       Attention:  Operations - Corporate Action Department
       Telephone Number:  (203) 719-7644
       Facsimile Transmission Number:  (203) 719-0795

       Attention:  Legal Affairs (Equities Group)
       Telephone Number:  (203) 719-5427
       Facsimile Transmission Number:  (203) 719-0680"; and

         (g) Notwithstanding anything to the contrary in the Registration Rights Agreement, Genzyme shall not be required to enter into any underwriting agreements, engagement letters, agency agreements or similar agreements in connection with Warburg's disposition of the Shares (as defined in the Registration Rights Agreement).

3.       PAYMENT ON THE NOTE.

         Notwithstanding anything to the contrary in this Supplemental Agreement, the Convertible Note or the Registration Rights Agreement, Genzyme shall not be liable to pay any amounts owed under the Convertible Note, including without limitation principal of, premium on or interest on the Convertible Note, and Warburg shall look only to Seagull for payment of amounts owed under the Convertible Note.

4.       MISCELLANEOUS.

         This Supplemental Agreement shall be governed by and construed in accordance with the laws of the State of New York, United States of America.

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

         IN WITNESS WHEREOF, the undersigned has caused this Supplemental Agreement to be executed as of the date set forth above.

                       SEAGULL MERGER CORPORATION



                       By:      /s/ Earl M. Collier, Jr.
                                --------------------------------------------
                                Earl M. Collier, Jr.
                                President


                       GENZYME CORPORATION



                       By:      /s/ Earl M. Collier, Jr.
                                --------------------------------------------
                                Earl M. Collier, Jr.
                                Executive Vice President



                       UBS WARBURG LLC



                       By:      /s/ Richard A. Simpson
                                --------------------------------------------
                                Name: Richard A. Simpson
                                Title: Executive Director, Convertibles



                       By:      /s/ Nick Ogurtsov
                                --------------------------------------------
                                Name: Nick Ogurtsov
                                Title: Director, Equities



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